SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only
        (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                RAYTHEON COMPANY
-------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
-------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                 ---------------

4) Proposed maximum aggregate value of transaction:
                                ---------------
5) Total fee paid:
                --------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
                                ---------------

     2) Form, Schedule or Registration Statement No.:
                                                      ---------------
     3) Filing Party:
                      --------------------------------------------
     4) Date Filed:
                    --------------------------------------------

--------------------------------------------------------------------------------
                                                               Raytheon
                                            ------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held April 28, 1999

    The Annual Meeting of Stockholders of Raytheon Company will be held at Raytheon Systems Company, 1151 E. Hermans Road, Tucson, Arizona, at 2:00 p.m. Mountain Time on Wednesday, April 28, 1999 for the following purposes:

    1. To elect three Directors for a term of three years.

    2. To consider and act upon such other business, including stockholder proposals if presented by their proponents, as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 11, 1999 are entitled to notice of and to vote at the meeting.

     Please sign your proxy card and return it in the enclosed, postage-paid envelope as promptly as possible. Most stockholders may also vote via the Internet or telephonically by using a toll-free number. Check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Submitting your proxy with the proxy card or via the Internet or by telephone will not affect your right to vote in person should you decide to attend the meeting.

                                  By order of the Board of Directors,

                                  /s/  Thomas D. Hyde
                                       Thomas D. Hyde
                                       Secretary

Lexington, Massachusetts
March 30, 1999

                                RAYTHEON COMPANY

                141 Spring Street, Lexington, Massachusetts 02421
                                 ---------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

    These proxy materials are being mailed beginning on or about March 30, 1999 in connection with the solicitation by the Board of Directors of Raytheon Company, a Delaware corporation ("Raytheon" or the "Company"), of proxies to be voted at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting" or "Meeting") and at any meeting following adjournment thereof.

     You are cordially invited to attend Raytheon's Annual Meeting of Stockholders on April 28, 1999 beginning at 2:00 p.m. Mountain Time. Stockholders will be admitted at 1:00 p.m. The Meeting will be held at Raytheon Systems Company, 1151 E. Hermans Road, Tucson, Arizona.

     This Proxy Statement and accompanying forms of proxy and voting instructions are being mailed to holders of the Company's Class A Common Stock (the "Class A Shares") and Class B Common Stock (the "Class B Shares") as of the record date, which is March 11, 1999 (the "Record Date"). The Class A Shares and the Class B Shares are collectively referred to as the "Common Shares" or the "Shares."

    A non-transferable admission ticket, which will be required for entry into the Annual Meeting, is attached to the proxy card accompanying this Proxy Statement. If you plan to attend the Annual Meeting in person, please detach the admission ticket from the proxy card and bring it with you to the Annual Meeting. A map and directions to the Meeting can be found on the admission ticket.

    If your Shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to the Company's Transfer Agent, Boston EquiServe (State Street Bank and Trust Company) 150 Royall Street, Canton, Massachusetts 02021. Stockholders without admission tickets will be admitted to the Meeting upon verification of ownership at the door.

Proxies

    Your vote is important. Because many Stockholders cannot personally attend the Meeting, it is necessary that a large number be represented by proxy. Most Stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting procedures are designed to authenticate Stockholders' identities by use of a Control Number and to confirm that their instructions have been properly recorded. The Internet and telephone voting facilities for Stockholders of record will close at 3:00 p.m. Eastern Time on Tuesday, April 27, 1999.

    There will be two proxy cards for this year's Meeting; one card to vote Class A Shares and a separate card to vote Class B Shares. Accordingly, if you own both Class A Shares and Class B Shares, you will receive two proxy cards. If you receive a proxy card for Class A Shares and a proxy card for Class B Shares, you must vote both proxies by using the Internet, the toll-free telephone number or by completing both proxy cards and mailing them in the postage-paid envelope provided in order for all of your Shares to be voted at the Meeting.

    Proxies may be revoked at any time before they are exercised by written notice to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

    The method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your Shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

    All Shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the Shares represented by that proxy will be voted as recommended by the Board of Directors.

    If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date this proxy statement went to press, the Company did not anticipate that any other matters would be raised at the Annual Meeting.

Stockholders Entitled to Vote

    Holders of record of Common Shares at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. On March 11, 1999, there were 335,911,809 Common Shares outstanding, consisting of 101,124,367 Class A Shares and 234,787,442 Class B Shares.

    Pursuant to the Company's Restated Certificate of Incorporation, with respect to the election of Directors only, (i) the Class A Shares shall be entitled to 9.345 votes per share, and the total votes of all Class A Shares shall represent in the aggregate 80.1% of the total voting power of all holders of Common Shares entitled to vote thereon, and (ii) the Class B Shares shall be entitled to one vote per share, and the total votes of all Class B Shares shall represent in the aggregate 19.9% of the total voting power of all holders of Common Shares entitled to vote thereon. With respect to all matters on which holders of Common Shares shall be entitled to vote at the Annual Meeting other than the election of Directors, each Class A Share and each Class B Share shall be entitled to one vote per share.

    If you are a participant in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan, Common Shares held in your account are included on the proxy card accompanying this mailing and may be voted via the Internet, by using the toll-free telephone number or by completing and returning the proxy card provided. The plan's administrator, as the stockholder of record, may only vote the Plan Shares for which it has received directions to vote from plan participants.

    For Raytheon Employees: If you are a participant in the Raytheon Stock Ownership Plan, Raytheon Savings and Investment Plan, Raytheon Stock Ownership Plan for Specified Hourly Employees, and/or Raytheon Employee Savings and Investment Plan, you will receive one proxy card for all Shares you own. That proxy card will serve as a voting instruction card for the trustees of those plans where all accounts are registered in the same name. If you own Shares through these plans and do not sign and return your proxy card, the respective plan trustees will not vote those Shares.

    If you hold Raytheon Shares through any other company's stock purchase or savings plan, you will receive one proxy card for all Shares that you own. That proxy card will serve as a voting instruction card for the trustees of those plans for which all accounts are registered in the same name. If you own Shares through these plans and do not sign and return your proxy card, the respective plan trustees will vote those Shares at their discretion.

Required Vote

    The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the Stockholders entitled to vote generally at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

    A plurality of the votes duly cast is required for the election of Directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the election of Directors.

    The affirmative vote by the holders of the majority of the Common Shares present in person or represented by proxy and entitled to vote is required to approve the other matters to be acted upon at the Annual Meeting. The approval of any such matter shall require the affirmative vote of the holders of Class A Shares and Class B Shares, with each Class voting separately. An abstention is counted as a vote against and a broker "non-vote" is not counted for purposes of approving those matters.

    All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose the vote of any Stockholder except as is (i) required by law, (ii) necessary in connection with a judicial or regulatory action or proceeding, (iii) necessary in connection with a contested proxy solicitation, or (iv) requested by the Stockholder casting such vote. Any comment written on a proxy card will be provided to the Corporate Secretary without disclosing the Stockholder's vote unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

    A copy of the Company's 1998 Annual Report to Stockholders is enclosed. If more than one copy of the Annual Report is sent to your address and you wish to reduce the number of reports you receive and save the Company the cost of producing and mailing these reports, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s).

    At least one account must continue to receive the Annual Report. Mailing of dividends, dividend reinvestment statements, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of the Annual Report. To discontinue or resume the mailing of an Annual Report to an account, call the Raytheon Shareholder Services toll-free number:
1-800-360-4519.

    If you own Common Shares through a bank, broker or other nominee and receive more than one Raytheon Annual Report, contact the holder of record to eliminate duplicate mailings.

Cost of Proxy Solicitation

    The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company in person or by telephone, facsimile transmission, telegram or electronic transmission. The Company has retained the firm of Morrow & Co. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Morrow & Co. a fee of $12,500 plus expenses for these services.

    In accordance with the regulations of the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"), the Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Common Shares.

Advance Notice Procedures for Stockholder Proposals

    Under the Company's By-Laws, nominations for Director may be made only by the Board or a Board Committee, or by a Stockholder entitled to vote who delivered notice to the Company between January 27, 1999 and February 26, 1999, in the case of the 1999 meeting and, except as noted below, in the case of future annual meetings, not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting. For the Company's annual meeting in the year 2000, the Company must receive this notice after the close of business on December 31, 1999 and before the close of business on January 29, 2000 unless the date of the 2000 annual meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from the anniversary date of the 1999 annual meeting in which event the By-Laws provide different notice requirements.

    The By-Laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting, or as otherwise brought before the meeting by or at the direction of the Board, or by a Stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the By-Laws), within the time limits described above for delivering notice of a nomination for the election of a Director. These requirements apply to any matter that a Stockholder wishes to raise at an annual meeting other than pursuant to the procedures in SEC Rule 14a-8.

    A copy of the full text of the By-Law provisions discussed above may be obtained by writing to Raytheon Company, Executive Offices, 141 Spring Street, Lexington, MA 02421 Attention: Corporate Secretary. In addition, the Company's By-Laws have been filed with the SEC.

Stockholder Account Maintenance

    The Company's Transfer Agent is Boston EquiServe (State Street Bank and Trust Company). All communications concerning accounts of Stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Common Shares and similar issues can be handled by calling the Raytheon Shareholder Services toll-free number: 1-800-360-4519.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file reports of holdings and transactions in Shares with the SEC and NYSE. Based on Company records and other information, the Company believes that all SEC filing requirements applicable to its Directors and executive officers with respect to the Company's fiscal year ending December 31, 1998 were met.

Relationship with Independent Public Accountants

    Upon recommendation of the Audit Committee of the Board of Directors, the Board has reappointed PricewaterhouseCoopers L.L.P. ("PWC") as the independent public accounting firm to audit the Company's financial statements for the fiscal year beginning January 1, 1999 and ending December 31, 1999.

    Representatives of PWC are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Certain Relationships and Related Transactions

    During 1998, the Company retained the law firm of Paul, Weiss, Rifkind, Wharton and Garrison for various legal services. Warren B. Rudman, a Director of the Company, is a member of such firm.

    Henrique de Campos Meirelles, a Director of the Company, is President and Chief Operating Officer and a Director of BankBoston Corporation and BankBoston N.A. BankBoston N.A. is a participant in the Company's Senior Credit Facilities. In addition, BankBoston N.A. performs banking services for the Company in the ordinary course of business. Daniel P. Burnham, President and Chief Executive Officer and a Director of the Company, is a nominee for election to the Board of Directors of BankBoston Corporation.

              THE BOARD OF DIRECTORS AND CERTAIN OF ITS COMMITTEES

    Pursuant to the Delaware General Corporation Law, as implemented by the Company's Certificate of Incorporation and By-Laws, the business, property and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company's business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

    During 1998, the Board held 12 meetings and the committees held 18 meetings. The average attendance in the aggregate of the total number of Board and committee meetings was approximately 92%. During 1998, L. Dennis Kozlowski, a Director of the Company and a member of the Audit and Executive Committees, attended twelve out of the seventeen meetings of the Board and committees on which he served, or approximately 71% of such meetings.

     The Board of Directors of the Company currently has four committees: an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.

Audit Committee

     Directors Steven D. Dorfman, Richard D. Hill, L. Dennis Kozlowski, Chairman, and James N. Land, Jr. are the current members of the Audit Committee of the Board of Directors. The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel and internal auditors of the Company regarding these matters. The Audit Committee recommends to the Board the appointment of the independent auditors. The Audit Committee met three times in 1998.

Management Development and Compensation Committee

     Directors Ferdinand Colloredo-Mansfeld, Barbara B. Hauptfuhrer, Richard D. Hill, Chairman, Warren B. Rudman and Alfred M. Zeien are the current members of the Management Development and Compensation Committee of the Board of Directors. The functions of the Committee include administering management incentive compensation plans and making recommendations to the Board with respect to the compensation of Directors and officers of the Company. The Committee met 11 times in 1998.

    The Board of Directors has also established the Options Subcommittee of the Management Development and Compensation Committee. The Options Subcommittee administers and makes awards under the Company's stock option plans.
Directors Barbara B. Hauptfuhrer, Richard D. Hill, Chairman, and Alfred M. Zeien are the current members of the Options Subcommittee.

Executive Committee

     Directors Daniel P. Burnham, Ferdinand Colloredo-Mansfeld, John R. Galvin,
L. Dennis Kozlowski, Thomas L. Phillips and Dennis J. Picard, Chairman, are the current members of the Executive Committee of the Board of Directors. The Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee met twice during 1998.

Nominating Committee

     Directors Thomas E. Everhart, John R. Galvin, James N. Land, Jr., Thomas L. Phillips, Chairman, and Warren B. Rudman are the current members of the Nominating Committee of the Board of Directors. The Committee's duties are to propose to the Board of Directors candidates for election to the Board and to make other recommendations relating to Board membership. The Nominating Committee will consider nominees recommended by Stockholders. No formal procedures are required to be followed by Stockholders in submitting such recommendations. The Nominating Committee met once during 1998.

Compensation of Directors

    During 1998, each member of the Board, other than Directors who are also employees of the Company, was paid a quarterly retainer of $6,500 and, in addition, a fee of $1,000 for attendance at each meeting of the Board and each committee meeting, other than telephonic meetings and committee meetings of less than two hours' duration held on the day of full Board meetings, for which the fee is $500. Pursuant to the Company's Deferral Plan for Directors (the "Deferral Plan"), Directors may defer receipt of their quarterly retainer and/or meeting fees until retirement from the Board. Deferred payments accrue interest (payable by the Company) at the same prescribed government rate applicable to compensation deferred by employees under the Company's Voluntary Compensation Deferment Plan.

    On November 26, 1996, the existing Directors' Pension Plan was terminated. Prior to that date, Directors of the Company who were not eligible for benefits under any Company-sponsored pension plan, were entitled to receive a monthly cash benefit for up to fifteen years after their qualified retirement from the Board. The Board voted to terminate this plan and to convert the then-present value of each Director's cash benefit into shares of common stock. These shares, and all accrued dividends, are held in trust for the benefit of the individual Director with delivery deferred until retirement or other completion of service as a Director.

    In lieu of an increase to the quarterly retainer, the Board adopted the 1997 Nonemployee Directors Restricted Stock Plan. During 1998, each current member of the Board, other than Messrs. Burnham, Phillips and Picard, received a grant of 160 Class B Shares. All grants of restricted shares under the Plan are held in the custody of the Company until restrictions lapse on the date of the Annual Meeting three years after the award. The Directors are entitled to vote and receive dividends on the shares.

    The Company also maintains a general insurance policy which provides nonemployee Directors with travel accident insurance when on Company business.

    During 1998, John M. Deutch was paid $62,218 by the Company for performing certain additional services for the Company beyond the scope of his service on the Board of Directors pursuant to a consulting agreement between Mr. Deutch and the Company.

    During 1998, Warren B. Rudman was paid $48,000 for performing certain additional services for the Company beyond the scope of his service on the Board of Directors pursuant to a consulting agreement between Sen. Rudman and the Company.

                              ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class being as nearly equal in number as possible, whose terms expire at successive annual meetings. Accordingly, Directors elected at the Annual Meeting will serve three-year terms expiring at the Company's annual meeting in the year 2002.

    Directors will be elected by a plurality of the votes cast. Unless otherwise directed, proxies received pursuant to this solicitation will be voted for the election of the nominees listed below who have been designated by the Board of Directors. If, on account of death or unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

         Nominees for the Class of Directors Whose Terms Expire in 2002

                                DANIEL P. BURNHAM

     Director of the Company since 1998. President and Chief Executive Officer of the Company since December 1, 1998. From July 1, 1998 until December 1, 1998 Mr. Burnham served as President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Burnham was Vice Chairman of AlliedSignal, Inc. from October 1997 and President of AlliedSignal Aerospace and an Executive Vice President of AlliedSignal, Inc. from 1992 until becoming Vice Chairman in 1997. Age 52.

                                 JOHN R. GALVIN

     Director of the Company or a predecessor company since 1996. Dean of the Fletcher School of Law and Diplomacy, Tufts University. General Galvin retired from the U.S. Army in 1992 after a 38-year career which included positions as NATO Supreme Allied Commander Europe and Commander-in-Chief, U.S. European Command. From 1992 to 1994, Gen. Galvin served as the Olin Distinguished Professor of National Security at the U.S. Military Academy at West Point. In 1994-1995, he was a visiting professor at the Mershon Center, The Ohio State University. Director or Trustee: the Seligman Group of Investment Companies.
Trustee: Institute for Defense Analyses. Governor: Center for Creative Leadership. Age 69.

                                 ALFRED M. ZEIEN

     Director of the Company or a predecessor company since 1992. Chairman of the Board and Chief Executive Officer of The Gillette Company since 1991. Prior thereto, Mr. Zeien served as President of Gillette from 1991 and as Vice Chairman, Gillette International/Diversified Operations from 1988. Director:
BankBoston Corporation; The Gillette Company; Polaroid Corporation; Massachusetts Mutual Life Insurance Company. Age 69.

                    Directors Whose Terms of Office Continue

                          FERDINAND COLLOREDO-MANSFELD

     Director of the Company or a predecessor company since 1987. Term expires 2000. Chairman and Chief Executive Officer of Cabot Industrial Trust since January 1998. Prior thereto, Mr. Colloredo-Mansfeld served as Chairman and Chief Executive Officer of Cabot Partners L.P. (predecessor of Cabot Industrial Trust) since October 1990 and as Chairman and Chief Executive Officer of Cabot, Cabot and Forbes Co. from 1986 to 1990. Director: Data General Corporation; Chairman, Massachusetts General Hospital. Age 59.

                                 JOHN M. DEUTCH

     Director of the Company since 1998. Term expires 2001. Institute Professor at the Massachusetts Institute of Technology. Mr. Deutch previously served as Director of the United States Central Intelligence Agency; Deputy Secretary of Defense; Undersecretary of Defense (Acquisition and Technology); Provost, Dean of the School of Science and Chairman of the Department of Chemistry of the Massachusetts Institute of Technology. Mr. Deutch has also served as Director of Energy Research and Undersecretary of the U.S. Department of Energy. Director:
ARIAD Pharmaceuticals, Inc.; Citigroup Inc.; CMS Energy Corporation; Cummins Engine Company, Inc.; Sandia Laboratories; Schlumberger Ltd. Trustee: The French Library; The Jerusalem Foundation; Resources for the Future; Urban Institute. Age 60.

                               THOMAS E. EVERHART

     Director of the Company since 1997. Term expires 2000. Pro-Vice-Chancellor, University of Cambridge, England from February 16, 1998 to June 30, 1998. President Emeritus and Professor of Electrical Engineering and Applied Physics, California Institute of Technology. Prior thereto, Chancellor of University of Illinois, Urbana-Champaign. Director: General Motors Corporation; Hewlett-Packard Company; Hughes Electronics Corporation; Electric Power Research Institute; Saint-Gobain Corporation; Reveo, Inc.; Corporation for National Research Initiatives. Age 67.

                               L. DENNIS KOZLOWSKI

     Director of the Company or a predecessor company since 1995. Term expires 2000. Chairman of the Board and Chief Executive Officer of Tyco International Ltd. since 1992. Prior thereto, Mr. Kozlowski served as President of Tyco from 1989. Director: Tyco International Ltd.; Applied Power, Inc.; U.S. Office Products. Age 52.

                               JAMES N. LAND, JR.

     Director of the Company or a predecessor company since 1978. Term expires 2001. Corporate Financial Advisor. Director: E.W. Blanch Holdings, Inc. Age 69.

                          HENRIQUE DE CAMPOS MEIRELLES

     Director of the Company since 1998. Term expires 2001. President and Chief Operating Officer of BankBoston Corporation and BankBoston N.A. since 1996. Prior thereto, Mr. Meirelles served as Regional Manager of Brazil for both BankBoston Corporation and BankBoston N.A. from 1994, and as General Manager of Brazil for the Bank from 1984 to 1994. Director: BankBoston Corporation and BankBoston N.A.; Best Foods, Inc. Age 53.

                               THOMAS L. PHILLIPS

     Director of the Company or a predecessor company since 1962. Term expires 2000. Retired Chairman of the Board and Chief Executive Officer of the Company.
Director: Knight-Ridder, Inc.; Systems Research and Applications. Age 74.

                                DENNIS J. PICARD

     Director of the Company or a predecessor company since 1989. Term expires 2001. Chairman of the Board of the Company since December 1, 1998. Prior to assuming his present position, Mr. Picard served as Chairman of the Board and Chief Executive Officer of the Company from March 1, 1991, as President from 1989 and as Senior Vice President, General Manager of the Missile Systems Division from 1983. Director: State Street Corporation. Age 66.

                                WARREN B. RUDMAN

     Director of the Company or a predecessor company since 1993. Term expires 2000. Partner, law firm of Paul, Weiss, Rifkind, Wharton and Garrison since January 1992. Prior thereto, Mr. Rudman served as a United States Senator from 1980 through January 1992. Director: Allied Waste Industries, Inc.; The Chubb Corporation; Collins & Aikman Corporation; Prime Succession, Inc.; and several mutual funds managed by Dreyfus Corporation. Age 68.


                               SECURITY OWNERSHIP

    The following table lists those persons or groups known to the Company to be the beneficial owner of more than 5% of the Company's Class A Shares or Class B Shares as of December 31, 1998:

Name and Address of            Class A   Percent of   Class B   Percent of
Beneficial Owner                Shares      Class      Shares     Class

FMR Corp.(1).                  7,901,647    7.7%
Charles B. Johnson, Rupert H.
  Johnson, Franklin Resources,
  Inc. and Templeton Global
  Advisors Limited(2)          7,072,158    6.9%
Barrow, Hanley, Mewhinney &
  Strauss, Inc.(3)                                    11,939,000    5.1%
----------

(1) FMR Corp., (including Fidelity Management & Research Company and Fidelity Management Trust Company) 82 Devonshire Street, Boston, MA 02109, has filed a Schedule 13G with the SEC disclosing beneficial ownership of 7,901,647 Class A Shares, with sole voting power as to 29,122 Class A Shares and sole investment power as to 7,901,647 Class A Shares.

(2) A group consisting of Charles B. Johnson, Rupert H. Johnson, Franklin Resources, Inc., each with a business address of 777 Mariners Island Boulevard, San Mateo, CA 94404, and Templeton Global Advisors Limited ("Templeton"), with a business address of Lyford Cay, P.O. Box N-7759, Nassau, Bahamas, has filed has filed a Schedule 13G with the SEC disclosing beneficial ownership of a total of 7,072,158 Class A Shares. The Schedule 13G notes that Templeton has sole voting power as to 7,017,149 Class A Shares and sole investment power as to 7,034,264 Class A Shares.

(3) The address of Barrow, Hanley, Mewhinney & Strauss, Inc. ("Barrow, Hanley") is One McKinney Plaza, 3232 McKinney Avenue, Dallas, TX 75204-2429. Based on its Schedule 13G filed with the SEC, Barrow, Hanley has sole voting power over 1,356,300 Class B Shares, shared voting power over 10,582,700 Class B Shares and sole dispositive power over 11,939,000 Class B Shares.

Directors and Executive Officers

    As of January 1, 1999, the following Directors, nominees for Director and named executive officers, and the Directors, nominees and all executive officers as a group were the beneficial owners of the number of Common Shares indicated below:

                                    Number of Class B    Number of Class A
                                   Shares and Nature of Shares and Nature of
                                       Beneficial           Beneficial
Name                                  Ownership(1)         Ownership(1)

Daniel P. Burnham                           0(2)                 0
Ferdinand Colloredo-Mansfeld           11,441(3)                 0
Peter R. D'Angelo                     117,212(4)                 0
John M. Deutch                            660                  500
Steven D. Dorfman                         160               10,332
Thomas E. Everhart                        160                  525
John R. Galvin                          5,856(3),(5)             0
Barbara B. Hauptfuhrer                  7,441(3)                37
Richard D. Hill                        12,133(3)                 0
L. Dennis Kozlowski                    10,441(3)                 0
James N. Land, Jr                      11,441(3)                 0
Henrique de Campos Meirelles              160                    0
Thomas L. Phillips                    193,250                    0
Dennis J. Picard                    1,294,036(6)                 0
Warren B. Rudman                        6,041(3),(7)             0
William H. Swanson                    246,529(8)                 0
Arthur E. Wegner                      210,574(9)                 0
Alfred M. Zeien                         7,441(3)                 0
All Directors, nominees for
  Director and executiveo
  officers as a group (28 persons)  3,057,932(10),(11)      11,394

Footnotes

  (1) No individual Director or nominee for Director or named executive officer beneficially owns 1% or more of the outstanding Class A Shares or Class B Shares, nor do the Directors and executive officers as a group own more than 1% of the outstanding Class A Shares. The Directors and executive officers as a group own approximately 1.3% of the outstanding Class B Shares.

  (2) Does not include an aggregate of 374,713 restricted units awarded to Mr. Burnham under the Company's employee incentive compensation plans, over which he currently has no voting or investment power. Upon vesting, the units will be settled on a one-for-one basis in Class B Shares.

  (3) Includes 5,121 shares held in trust for the benefit of the individual director. Each director has the power to vote the shares held for his or her account. The shares were issued pursuant to the Company's Deferral Plan for Directors.

  (4) Includes 85,000 shares as to which Mr. D'Angelo has the right to acquire beneficial ownership within sixty days of said date pursuant to the exercise of stock options and 657 shares held in the Raytheon Stock Ownership/Savings and Investment Plan.

  (5) Excludes shares held by various mutual funds of the Seligman Group of Investment Companies. As a Director or Trustee, Gen. Galvin shares voting and investment power in these shares with other Seligman Directors and Trustees. Gen. Galvin disclaims beneficial ownership of all such shares.

  (6) Includes 1,060,396 shares as to which Mr. Picard has the right to acquire beneficial ownership within sixty days of said date pursuant to the exercise of stock options and 325 shares held in the Raytheon Stock Ownership/Savings and Investment Plan. Does not include 66,666 restricted units granted to Mr. Picard over which he currently has no voting or investment power.

  (7) Excludes shares held by any of the mutual funds of Dreyfus Corporation. As a Director of several funds managed by Dreyfus Corporation, Mr. Rudman shares voting and investment power in the shares held by such funds with the other Directors of those funds and with the Directors of Dreyfus Corporation. Mr. Rudman disclaims beneficial ownership of all such shares.

  (8) Includes 203,498 shares as to which Mr. Swanson has the right to acquire beneficial ownership within sixty days of said date pursuant to the exercise of stock options and 687 shares held in the Raytheon Stock Ownership/Savings and Investment Plan.

  (9) Includes 185,000 shares as to which Mr. Wegner has the right to acquire beneficial ownership within sixty days of said date pursuant to the exercise of stock options and 72 shares held in the Raytheon Stock Ownership/Savings and Investment Plan.

(10) Share ownership includes, in the case of certain officers, a minor number of shares held by trusts or family members as to which beneficial ownership is disclaimed.

(11) Includes 2,359,283 shares as to which individual members of the group have the right to acquire beneficial ownership within sixty days of said date pursuant to the exercise of stock options and 8,214 shares held in the Raytheon Stock Ownership/Savings and Investment Plan.

                             EXECUTIVE COMPENSATION

    Set forth below is information concerning the annual and long-term compensation for the Company's chief executive officer and the four other most highly compensated executive officers for the fiscal years ending December 31, 1998, 1997 and 1996. The compensation information for fiscal 1996 and fiscal 1997 through December 17, 1997 relates to the named executive's service as an executive officer of a predecessor by merger to the Company.

                                                    Summary Compensation Table

                                                                                        Long-Term
                                           Annual Compensation                     Compensation Awards
                                ------------------------------------------     -----------------------------
                                                                                 Restricted
                                                                                 Stock/Unit                             All Other
Name and Principal                                Salary         Bonus            Awards(1)          Options         Compensation(4)
Position                            Year            ($)           ($)                ($)               (#)                 ($)
------------------             -------------  --------------  -------------    -----------------  -------------      --------------
Dennis J. Picard...........         1998      $ 1,340,754(2)  $ 3,200,000(2)    $         0         450,000            $   18,860
  Chairman of the Board             1997        1,055,754       2,500,000         8,787,500(2)      325,000             2,721,134
                                    1996        1,015,002       1,870,000                 0         270,000               716,723

Daniel P. Burnham..........         1998          425,004(3)    1,500,000(2)     21,873,871         250,000               286,395
  President and Chief               1997
  Executive Officer                 1996

William H. Swanson.........         1998          479,940         800,000                 0         100,000               193,158
  Executive Vice President          1997          427,914         400,000           546,875          45,000               574,617
  and Chairman and CEO              1996          419,520         305,000                 0          40,000                 6,932
  Raytheon Systems Company

Peter R. D'Angelo..........         1998          413,490         500,000                 0          75,000                 8,779
  Executive Vice President          1997          361,974         375,000           382,813          45,000               760,492
  and Chief Financial Officer       1996          335,160         300,000                 0          40,000                 8,087

Arthur E. Wegner...........         1998          453,348         450,000                 0          60,000                 9,775
  Executive Vice President          1997          415,572         305,000           382,813          45,000                 9,628
  and Chairman and CEO              1996          403,464         255,000                 0          40,000                 9,233
  Raytheon Aircraft Company

                                       17
Footnotes

(1) The amount shown is the value of the restricted stock or unit award on the date of grant. The executive is not entitled to the cash amount shown in the year the restricted stock or unit award is made. The award vests over time and is subject to the executive remaining employed by the Company. Dividends are paid on the restricted stock shown and dividend equivalents are paid on the restricted units.

    Mr. Picard's 1997 restricted unit award was in replacement of a restricted stock award, the final portion of which vested in mid-1997, and was put in place to induce Mr. Picard to delay his scheduled retirement and ensure his availability to the Company. (One unit represents one Class B Share.) Pursuant to the terms of the award, the scheduled vesting dates are as follows: December 1, 1997 -- 66,667 units; August 28, 1998 -- 66,667 units;
    the remaining 66,666 units vest on Mr. Picard's Board-approved retirement date.

    Mr. Burnham's restricted unit award consists of a total of 374,713 units. The units vest on a one-for-one basis in Class B Shares. The vesting schedule for the award is as follows:

          Vesting Date                       No. of Units

          July 1, 1999                          49,573
          July 1, 2000                          48,518
          July 1, 2001                          48,518
          July 1, 2002                          45,353
          July 1, 2003                          45,353
          July 1, 2004                          45,354
          July 1, 2005                          92,044
                                                ------
                                                374,713

     The number and value, based on the closing price of the Class B Shares on December 31, 1998, of the aggregate restricted stockholdings of each of the named executives is as follows: Mr. Picard -- 66,666 units, $3,549,965; Mr. Burnham -- 374,713 units, $19,953,467.

(2) Mr. Picard deferred the following amounts until after retirement: the amount of his 1998 salary in excess of $1 million; his entire 1998 bonus under the Company's results based incentive plan; and all amounts due under his 1997 restricted unit award, including amounts vesting in 1998. Mr. Burnham deferred until retirement 50% of his 1998 bonus under the Company's results based incentive plan.

(3) Reflects salary from Mr. Burnham's date of hire through December 31, 1998.

(4) For 1998, the amounts shown include: (a) the value of life insurance premiums paid by the Company (Mr. Picard -- $13,261; Mr. Burnham -- $1,381; Mr. Swanson -- $1,740; Mr. D'Angelo -- $3,179; and Mr. Wegner -- $4,175);
    (b) Company contributions of $800 for each executive other than Mr. Burnham under the Company's Stock Ownership Plan; and (c) Company contributions of $4,800 for each executive other than Mr. Burnham under the Company's Savings and Investment Plan. The total amount for Mr. Burnham includes relocation expenses of $234,271 and $50,743 in related tax reimbursement payments. The total amount for Mr. Swanson includes relocation expenses of $127,605 and $19,463 in related tax reimbursement payments. Also in 1998, the Company provided to Mr. Swanson an interest-free loan in the original principal amount of $1,000,000 to assist him in his relocation from Massachusetts to Washington, DC. As of February 15, 1999, the outstanding balance on this loan was $950,000. The loan is secured by a mortgage on Mr. Swanson's home. Accordingly, the amount reported for Mr. Swanson includes $38,750, representing the difference between the market rate for such loans and the actual interest rate.

                                      19

                                   Option Grants In Last Fiscal Year
                                                                                   Grant Date
                                       Individual Grants(1)                          Value
                     ----------------------------------------------------------   -----------
                        No. of
                      Securities     % of Total
                      Underlying       Options      Exercise or                     Grant Date
                         Options      Granted to     Base Price     Expiration       Present
Name                  Granted(#)(2)    Employees    ($/Share)(3)       Date          Value(4)
Dennis J. Picard        1,788          0.03%        $ 55.9063        06/23/08      $   19,918
                      448,212          6.44%          55.9063        06/24/08       4,993,082
Daniel P. Burnham       1,713          0.02%          58.3750        06/30/08          19,083
                      248,287          3.57%          58.3750        07/01/08       2,765,917
William H. Swanson      3,576          0.05%          55.9063        06/23/08          39,837
                       96,424          1.39%          55.9063        06/24/08       1,074,163
Peter R. D'Angelo       3,576          0.05%          55.9063        06/23/08          39,837
                       71,424          1.03%          55.9063        06/24/08         795,663
Arthur E. Wegner        3,576          0.05%          55.9063        06/23/08          39,837
                       56,424          0.81%          55.9063        06/24/08         628,563

Footnotes

(1) The table contains two separate lines for each individual. The first line represents the grant of incentive stock options and the second represents the grant of nonqualified stock options.

(2) In the case of Messrs. Picard and Burnham, the options become exercisable in full on the first anniversary of the grant date. In the case of Messrs. Swanson, D'Angelo and Wegner, one-half of the options become exercisable on the first anniversary of the grant date and the remainder become exercisable on the second anniversary of the grant date.

(3) Fair market value of underlying shares on the date of grant.

(4) As of December 31, 1998, the options set forth in this table had no value because at that date the market value of the underlying shares was below the option price. Furthermore, the ultimate values of the options will depend on the future market price of the Class B Shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Class B Shares over exercise price on the date the option is exercised.

    The estimated grant date present value reflected in the above table is determined using the Black-Scholes model.

     As required pursuant to SEC regulations, the material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: an exercise price of $55.9063 for Messrs. Picard, Swanson, D'Angelo and Wegner, representing the fair market value of the underlying stock on the date of grant (for Mr. Burnham the exercise price is $58.375); an option term of 10 years; an interest rate of 5.5% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 15.0%, calculated using daily stock prices for an average of three years prior to the grant date; assumed dividend growth of 6.0%; and reductions of approximately 5.0% to reflect the probability of forfeiture due to termination prior to vesting.

                 Aggregated Option Exercises In Last Fiscal Year
                        And Fiscal Year End Option Values

                                               Securities
                                               Underlying
                                              Unexercised      Value of In-the
                     Shares                Options at Fiscal  Money Options at
                   Acquired on                 Year End(#)    Fiscal Year End($)
                    Exercise       Value      Exercisable/       Exercisable/
Name                 #)(1)     Realized($)   Unexercisable    Unexercisable(1)
------------
Dennis J. Picard(2)  33,724    $ 1,298,162  1,060,396/450,000   $9,521,061/$0
Daniel P. Burnham      None              0     None/250,000              0/$0
William H. Swanson     None              0  203,498/100,000      2,968,590/$0
Peter R. D'Angelo    40,000        634,838    85,000/75,000         97,813/$0
Arthur E. Wegner       None              0   185,000/60,000      1,922,183/$0

                                       21
Footnotes

(1) Based on the $53.25 closing price per share of the Company's Class B Shares at December 31, 1998.

(2) In connection with the exercise of employee stock options, Mr. Picard transferred a total of 11,387 shares, with a value of $652,100, to the Company. The transfers to the Company were approved in advance by the Compensation Committee of the Board of Directors in accordance with SEC Rule 16b-3. Mr. Picard used the proceeds to satisfy various tax withholding liabilities incident to Company compensation.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

     The Management Development and Compensation Committee of the Board of Directors consists of Ferdinand Colloredo-Mansfeld, Barbara B. Hauptfuhrer, Richard D. Hill, Warren B. Rudman and Alfred M. Zeien. During 1998, the Company retained the law firm of Paul, Weiss, Rifkind, Wharton and Garrison for various legal services. Warren B. Rudman is a member of such firm. Sen. Rudman also acts as consultant on behalf of the Company.

    The following report of the Management Development and Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation programs are developed and reviewed by the Management Development and Compensation Committee, consisting solely of directors who are not employees of the Company, and are approved by the Board of Directors. These programs align executive compensation with the Company's business strategy and management initiatives, and are intended to attract, retain, motivate and reward executive managers of a caliber and level of experience necessary to achieve the overall business objectives of the Company. The Board of Directors supports an integrated, performance-oriented compensation program that balances short- and long-term objectives to enhance shareholder value, and that places Company executives in a responsible competitive range of total compensation considering the magnitude of business operations, strategic accomplishments, and Company performance.

    The Committee makes recommendations to the Board of Directors with respect to base salary and annual incentive awards, and the Options Subcommittee of the Committee grants stock options and restricted stock awards. The Committee works closely with an independent compensation consultant which provides information regarding current industry and marketplace compensation practices, and provides analysis of individual compensation compared to the external market. Raytheon's executive compensation program is designed to increase the total portion of risk-based cash and stock incentives at progressively higher levels of management.

    Individual compensation awards are established based upon the contribution the executive has made to attain the Company's short-term and strategic performance objectives, as well as the executive's anticipated future contribution. While the financial performance of the Company and its business units is of paramount significance in compensation awards, the Committee recognizes the need to reward and encourage executives to develop and lead a diverse, global workforce toward the Company's strategic objective of remaining one of the leaders -- "top-tier" -- in defense electronics; growing the application of defense technologies in commercial markets, while maintaining a strong commercial base. Further, the Committee takes into consideration the attainment of global and long-term objectives of the Company that may not be reflected in the current period's earnings and stock performance.

    The Company's executive compensation programs consist primarily of the following integrated components:

    Base Salary -- which is designed to compensate executives competitively within the industry and competitive marketplace. When establishing base rates of pay for executives, the Committee considers marketplace data for comparable positions, and the relative performance and contribution of each executive to the business.

    Annual Incentive Awards -- which provide a direct link between executive compensation and the total Company's performance. Annual awards take into account the growth of each business segment. Consideration is given to strategic acquisitions which complement and add value to the Company's core businesses, and to the successful divestiture of non-core businesses. Executive performance is also assessed against standards of ethical business conduct and management diversity initiatives.

    Long-Term Incentives -- which consist of stock options and restricted stock and restricted unit awards that link management decision-making with the Company's strategic business plan and long-term Company performance. These awards align the executive's interest with those of the stockholders. During 1998, 12% of eligible exempt employees received stock option grants. This represents a broader level of participation than among the Company's compensation peer groups.

Executive Compensation

    Base Salary. Base salary levels for the Chief Executive Officer ("CEO") and other executive officers of the Company are reviewed by the Committee and approved annually to ensure competitiveness. The Committee's policy has been and continues to be to maintain base salaries at competitive levels with peer groups established for compensation comparisons. These include most of the companies listed on the performance graph immediately following this report, as well as other $20 billion corporations.

    Each year the Committee reviews a competitive analysis prepared by its independent compensation consultant. Based on this review and the individual performance of each executive, the Committee recommends base salary increases, if appropriate.

    Annual Incentive. All executive officers, including the CEO, participate in a Results Based Incentive Plan, which is designed to focus management attention and effort on the attainment of pre-established performance goals. Specific performance measures and weightings were established at the Corporate, Business Segment, and Business Unit levels early in 1998 encompassing revenue growth, cash flow, synergies, operating profit, and diversity initiatives.

    Individual awards under the Company's Results Based Incentive Plan reflect an executive's contribution to the Company's achievement of established performance goals, plus the successful management of human resources and the furtherance of ethical business behavior and quality standards. In the case of operating executives, the primary performance criteria are the financial performance of the executive's business unit compared to the prior period, and the performance against stated operational objectives in each unit's business plan. In the case of senior staff executives, the primary criterion is the effective performance of the staff function in support of strategic operating objectives. In every case, consideration is given to the executive's contribution to the overall management of the Company.

    Other officers listed in the Summary Compensation Table received incentive awards based on the Committee's review of their competitive marketplace position and their accomplishment of individual performance objectives. Based upon the analysis of the Committee's independent compensation consultant, individual incentive target awards were established for the CEO and executive vice presidents. These targets were based on a competitive level of annual incentive compensation received by executives holding comparable positions in the Company's compensation peer group. In years where the Committee deems that exceptional performance has been rendered by an executive, incentive awards above the median of their peer group may be awarded.

    Long-Term Incentives. Stock option grants are the Company's principal vehicle for long-term compensation. The Company issues options at fair market value at the date of grant, and an executive only receives compensation from the grant if the stock appreciates in value. Similar to the process used in making annual base salary recommendations and results based incentive awards, option awards are based upon current industry and marketplace compensation data as presented by the Committee's independent compensation consultant. Award recommendations are made on the basis of an executive's level of responsibility, value to the organization, contribution to the overall management of the Company and, as appropriate, the organization's earnings and sales performance, or effective performance of the staff function. The size of each executive's award is determined by considering comparable positions in the industry and marketplace. Equitable distribution within the Company is also considered. The awards granted to the executives listed in the Summary Compensation Table are consistent with awards granted for comparable positions in the Company's compensation peer groups.

    The Board of Directors believes that granting stock options encourages executive officers to manage the Company from the perspective of a stockholder with an equity stake in the business. As the value of the Company increases over time, the value of the shares of stock underlying the options granted to each of the executive officers increases, providing a strong incentive for executive officers to enhance stockholder value over time. Participation in the option program is not limited to executive officers, but extends to a broad range of key employees of the Company.

    Restricted stock awards are made under the 1991 Stock Plan for the purpose of attracting candidates in the marketplace and for the long-term retention of key executives. Such awards are subject to restrictions for an extended period of time after the award is made, and the executive cannot sell the stock until the restriction expires. The Board of Directors believes that the award of restricted stock further encourages executive officers to manage the Company from the perspective of an owner with an equity stake in the business. In addition, restricted stock awards serve as a device for retaining managers, since a manager who leaves the Company forfeits the unvested portion of the award.

   CEO Compensation.

    The compensation of Raytheon's CEO and other senior executives has historically been based on two factors -- performance and comparability.

    Base Salary. The current base salary of Dennis J. Picard was established in July 1998, after reviewing a competitive analysis provided by the Committee's independent compensation consultant. The salary of Mr. Burnham who was elected Chief Executive Officer effective December 1, 1998, was established at the time of his employment.

    Annual Incentive Award. In reviewing the CEO's total compensation package, the Committee gave special consideration to several key factors, including the Company's performance during 1998, the strategic accomplishments against plan for the year, and competitive marketplace data.

    The Committee noted the strong operating performance during 1998 at Raytheon Systems Company, the Company's largest business unit, and Raytheon Aircraft Company, the Company's next largest business unit. The Committee also noted the significant achievements in generating cash flow from operations, divestitures, and asset sales during the year, including excellent cash flow at Raytheon Engineers & Constructors. The Committee took into account the disappointing earnings performance of Raytheon Engineers & Constructors, and supported the management changes effected to address this situation. The Committee also considered the disappointing performance of the Microelectronics segment of the Company's Commercial Electronics business.

    The Company met its total divestiture goal early in the year and successfully targeted additional non-core divestitures. Raytheon Systems Company accelerated an already aggressive cost reduction program, which contributed substantially to the solid after-tax performance of that business unit. Raytheon Aircraft Company improved profit and margins across all business lines, resulting in another year of record sales and profit, and the business is well positioned for future growth, with backlog up 25 percent over a year ago.

    The Committee considered the reorganization and consolidation initiatives at Raytheon Systems Company, the selection of a new President and Chief Operating Officer during the year, and the successful leadership transition accomplished during the second half of the year. The Committee considered it appropriate to award an increased incentive over 1997, targeting the Chairman's annual results based incentive compensation when combined with base salary at the 75th percentile of peer CEO's. Mr. Burnham's results based incentive award for 1998 was established in connection with his employment agreement.

   Long-Term Incentives.

    Stock Options. The Committee reviewed industry and marketplace analyses, developed and presented by an independent consultant, of stock option awards for comparable positions. Noting in particular the value of the Chairman to the corporation both in the current year and over his more than 40-year career with the Company, the Committee awarded an increased option grant. As part of Mr. Burnham's employment agreement, Raytheon awarded stock options and restricted stock units both to compensate him for awards forfeited upon his termination of employment with a prior employer and to position his long-term incentive compensation with that of executives at a comparable level within Raytheon's peer group companies.

    Other Compensation. The Company's compensation programs also include certain other items, which may include (i) life insurance coverage, (ii) an allocation of Company stock under the Raytheon Stock Ownership Plan, (iii) matching contributions under the Raytheon Savings and Investment Plan, and (iv) other miscellaneous compensation.

    The Company's executive compensation plans have been designed to attract and retain outstanding management talent by providing a broad program of competitive, equitable, and performance-based compensation, that aligns executive rewards with the long-terms interests of shareholders. The Company takes prudent steps to secure Federal tax deductions for its compensation expenditures under Section 162(m) of the Internal Revenue Code, while also providing the Committee with the flexibility to respond to changes in the marketplace and the discretion to exercise subjective judgment in assessing executive performance.

        Members of the Management Development and Compensation Committee

Ferdinand Colloredo-Mansfeld, Barbara B. Hauptfuhrer, Richard D. Hill, Chairman,
                     Warren B. Rudman and Alfred M. Zeien

                                PERFORMANCE GRAPH

    SEC regulations require that the Company include in its Proxy Statement a line-graph presentation comparing cumulative stockholder returns for the Company's Class A Shares and Class B Shares with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. In past years, the Company has compared its performance with the S&P 500 Stock Index ("S&P 500") and a Company-selected peer group reflecting its various business segments and consisting of the following companies: defense/aerospace -- Litton Industries, Inc., Lockheed Martin Corporation and Northrop Grumman Corporation; general aviation -- Textron Inc. (Cessna); engineering and construction -- Fluor Corporation, Foster Wheeler Corporation and Halliburton Corporation; and multi-industry companies -- Rockwell International Corporation, TRW, Inc. and United Technologies Corporation (the "Former Peer Group"). As a result of the Company's acquisition of the defense business of Texas Instruments and its merger with the defense business of Hughes Electronics Corporation ("Hughes Defense"), coupled with the divestiture of various non-core commercial businesses, the Company is now more accurately categorized as a defense/aerospace corporation than a multi-industry company. Accordingly, the Company believes that the S&P Aerospace/Defense Index provides a better benchmark of peer companies than the Former Peer Group.

    In accordance with SEC regulations, both the Former Peer Group and the S&P Aerospace/Defense Index are presented in the following graph. The graph covers the period December 18, 1997, the date the Company's Class A and Class B shares first began trading on the NYSE following the merger of Raytheon Company and Hughes Defense, through December 31, 1998.

                [CHART OF COMPARISON OF TOTAL STOCKHOLDER RETURN
                  DECEMBER 18, 1997 THROUGH DECEMBER 31, 1998]

                       12/18/97  12/31/97  3/31/98  6/30/98   9/30/98  12/31/98

Class B Shares         $100.00   $ 90.54   $105.02  $106.72   $ 97.72  $ 96.84
Class A Shares         $100.00   $ 90.55   $104.67  $106.42   $ 96.05  $ 96.19
Former Peer Group      $100.00   $102.47   $115.31  $108.86   $ 89.70  $102.85
S&P Aerospace/Defense  $100.00   $100.00   $106.96  $ 96.52   $ 81.04  $ 76.66
S&P 500                $100.00   $100.00   $113.95  $117.71   $106.00  $128.58

    Assumes $100 invested on December 18, 1997 in shares of each of the Company's Class A and Class B Common Stock, the S&P 500, the S&P
Aerospace/Defense Index and each of the companies in the Former Peer Group. Assumes the reinvestment of dividends.

    The following graph, provided for information purposes, is an indicator of cumulative total stockholder returns for the Company's Class A Shares and Class B Shares as compared with the S&P 500, the Former Peer Group and the S&P Aerospace/Defense Index weighted by market value at each measurement point. The graph covers the one year period from December 31, 1997 through December 31, 1998, and attempts to mitigate some of the impact of the share price volatility resulting from the unnatural selling activity that occurred during the two week period immediately following the merger with Hughes Defense.

                [CHART OF COMPARISON OF TOTAL STOCKHOLDER RETURN
                  DECEMBER 31, 1997 THROUGH DECEMBER 31, 1998]

                       12/31/97  3/31/98  6/30/98  9/30/98  12/30/98

Class B Shares         $100.00   $115.99  $117.88  $107.93  $106.96
Class A Shares         $100.00   $115.99  $117.53  $106.08  $106.23
Former Peer Group      $100.00   $112.53  $106.23  $ 87.54  $100.38
S&P Aerospace/Defense  $100.00   $106.96  $ 96.52  $ 81.04  $ 76.66
S&P 500                $100.00   $113.95  $117.71  $106.00  $128.58

    Assumes $100 invested in the Company's Class A Shares, Class B Shares, the S&P 500, the S&P Aerospace/Defense Index and each of the companies in the Former Peer Group. Assumes the reinvestment of dividends.

                               RETIREMENT BENEFITS

    The Company's salaried pension plan (the "Salaried Pension Plan") covers all salaried employees, excluding those at certain subsidiaries, who have completed one year of service and attained age 21. The Salaried Pension Plan is Company-funded and does not require or permit employee contributions. Benefits are computed by a formula which takes into account an employee's years of service and plan membership, final average compensation and an estimated primary Social Security benefit.

    The following table shows the estimated annual retirement benefits payable to salaried employees on normal retirement at age 65 under the Salaried Pension Plan and the Company's excess benefit plan, a separate, funded plan. The excess benefit plan provides benefits that would otherwise be denied participants due to certain Internal Revenue Code limitations on qualified benefit plans.

        Annual Estimated Benefits Under The Raytheon Company Pension Plan
                 For Salaried Employees And Excess Benefit Plan

 Final Average          Years of Pension Credit at Age 65
  Compensation   15 Years     20 Years     30 Years     40 Years
--------------  -----------  -----------  -----------  ----------

 $  200,000      $ 54,000     $ 72,000     $ 96,000    $  120,000
    400,000       108,000      144,000      192,000       240,000
    600,000       162,000      216,000      288,000       360,000
    800,000       216,000      288,000      384,000       480,000
  1,000,000       270,000      360,000      480,000       600,000
  1,200,000       324,000      432,000      576,000       720,000
  1,400,000       378,000      504,000      672,000       840,000
  1,600,000       432,000      576,000      768,000       960,000
  1,800,000       486,000      648,000      864,000     1,080,000
  2,000,000       540,000      720,000      960,000     1,200,000

    Pension benefits shown in the above table are straight life annuity amounts and assume retirement at age 65 (normal retirement age). Under the plan formula, the amounts in the table will be reduced by a percentage of the employee's estimated primary Social Security benefit. Pension benefits are based on the average compensation (salary and bonus) paid during the sixty highest consecutive months of employment. For 1998, covered compensation for Messrs. Swanson, D'Angelo and Wegner is the same as their salary and bonus shown in the Summary Compensation Table. As of December 31, 1998, those executive officers had the following years of credited service: Mr. Swanson -- 25 years; Mr. D'Angelo -- 33 years; and Mr. Wegner -- 10 years. The years of credited service for Mr. Wegner include additional years of service granted to Mr. Wegner as an inducement for him to join the Company.

    The Company has also adopted a supplemental executive retirement plan (the "Supplemental Plan"). The Supplemental Plan provides selected Company executives with retirement income as a supplement to compensation and employee benefits that are provided under the Salaried Pension Plan and the excess benefit plan, and is similar in operation to plans currently in place at companies within the Company's peer group. Mr. Picard's total pension benefit has been fixed at 65% of the average of his covered compensation (consisting of base salary and bonus as disclosed in the Summary Compensation Table) for the three consecutive years during the last ten years prior to retirement for which such covered compensation was the highest. The estimated annual pension benefit for Mr. Picard, based on his current compensation level, is $2,026,161. As of December 31, 1998, Mr. Picard had 43 years of credited service with the Company.

    Mr. Burnham's total pension has been fixed at 50% of his average covered compensation for the five consecutive years of his employment at the Company yielding the highest such average, subject to offsets by 50% of his estimated primary Social Security benefit and by pension benefits received from any previous employer. The estimated annual pension benefit for Mr. Burnham at age 65, based on his current compensation level and the current Social Security laws, is $1,165,208 (payable for his lifetime only). This amount does not reflect any offset for pension benefits payable by prior employers.

                         EXECUTIVE EMPLOYMENT AGREEMENTS
                             AND OTHER ARRANGEMENTS

    The Company has entered into Change-in-Control Severance Agreements (the "Severance Agreements") with Messrs. Picard, Swanson, D'Angelo and Wegner. The Severance Agreements provide severance pay and continuation of certain benefits upon the occurrence of a Change in Control. Entry into the Severance Agreements was unanimously approved by the Board of Directors. The agreements became effective as of November 22, 1995.

    Generally, a "Change in Control" will be deemed to have occurred in any of the following circumstances: (i) the acquisition of 25% or more of the outstanding voting stock of the Company by any person, entity or group; (ii) the persons serving as Directors of the Company as of November 22, 1995, and replacements or additions subsequently approved by a majority vote of the Board, cease to make up at least a majority of the Board; (iii) a merger, consolidation or reorganization in which the stockholders of the Company prior to the merger wind up owning less than 50% of the voting power of the surviving corporation;
(iv) a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

    The Severance Agreements contain a dual trigger which requires, in addition to a Change in Control, a qualifying termination of the executive's employment within two years following a Change in Control for the executive to receive benefits under the Severance Agreement, which include (i) a cash payment of three times his current compensation (including base salary plus targeted bonus); (ii) special supplemental retirement benefits determined as if the executive had three years additional credit service under the Company's pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his family are eligible to receive benefits for a period of up to three years. In addition, the Severance Agreements provide for a supplemental cash payment to the executive to the extent necessary to preserve the level of benefits provided in the event of the imposition on the executive of excise taxes payable in respect of "excess parachute payments" under the Internal Revenue Code.

    In July of 1998, the Company hired Daniel P. Burnham as President and Chief Operating Officer and on December 1, 1998, in accordance with the Company's announced succession plan, Mr. Burnham succeeded Dennis J. Picard as Chief Executive Officer of the Company. In order to induce Mr. Burnham to leave his position as Vice Chairman of AlliedSignal, Inc., the Company entered into an employment agreement with Mr. Burnham.

    The agreement provides that the Company will pay Mr. Burnham a base salary of $850,000 per year and a target annual incentive bonus in an amount equal to 200% of his base salary. For 1998, Mr. Burnham received an annual incentive award in the amount of $1,500,000. In order to compensate Mr. Burnham for certain forfeitures he would incur in joining Raytheon, the Company awarded Mr. Burnham 374,317 restricted stock units that settle on a one-for-one basis in Class B Shares on certain scheduled vesting dates. The Company also granted Mr. Burnham an option to purchase 250,000 Class B Shares. The option vests in full on July 1, 1999.

    The Company has also entered into a severance agreement with Mr. Burnham. The agreement provides that if, prior to the completion of a full calendar year of employment with the Company, the Company terminates Mr. Burnham's employment or demotes him for any reason other than "cause" or "disability" (as those terms are defined in the agreement) or his death, the Company will pay Mr. Burnham an amount equal to the sum of three times his initial annual base salary plus three times his target annual incentive bonus. If the Company thereafter terminates Mr. Burnham's employment or demotes him for any reason other than "cause" or "disability" (as those terms are defined in the agreement) or his death, the Company will pay Mr. Burnham an amount equal to the sum of three times his base salary for the immediately preceding full calendar year plus three times the annual incentive bonus received by Mr. Burnham for the immediately preceding full calendar year.

                              STOCKHOLDER PROPOSALS

    Stockholders who intend to present proposals at the 2000 Annual Meeting, and who wish to have such proposals included in the Company's Proxy Statement for the 2000 Annual Meeting, must be certain that such proposals are received by the Corporate Secretary, Raytheon Company, Executive Offices, 141 Spring Street, Lexington, MA 02421, not later than December 1, 1999. Such proposals must meet the requirements of the SEC in order to be eligible for inclusion in the Proxy Statement for that meeting.

                          STOCKHOLDER PROPOSAL NUMBER 1

    Management has been advised that a group of stockholders whose names, addresses and number of shares owned will be furnished by the Company promptly upon receipt of any request therefor, intends to present the following proposal at the Meeting:

                       ENDORSEMENT OF THE CERES PRINCIPLES
                     FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY
    WHEREAS:

    All leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

    The integrity, utility, and comparability of environmental disclosure depends on the creation of environmental reports that employ a common format, use credible metrics, and follow a set of a generally accepted environmental disclosure standards.

    The Coalition for Environmentally Responsible Economies (CERES), a ten year old partnership among some of the largest investors, environmental groups, and corporations in the country, has established what we believe is the most thorough and well-respected environmental disclosure form in the United States.

    CERES has also gathered leading international organizations, including the United Nations Environment Programme, into a collaborative Global Reporting Initiative to guide and accelerate the worldwide trend toward standardized environmental reporting.

    The CERES Principles and the CERES Report have already been adopted by leading firms in highly diverse industries such as Bank America, Baxter International, Bethlehem Steel, Coca-Cola, General Motors, Interface, ITT Industries, Pennsylvania Power and Light, Polaroid, and Sun Company.

     We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through: 1) protection of the biosphere; 2) sustainable use of natural resources; 3) waste reduction; 4) energy conservation; 5) risk reduction; 6) safe products/services; 7) environmental restoration; 8) informing the public; 9) management commitment;
10) audits and reports. (The full text of the CERES Principles and accompanying CERES Report form are obtainable from CERES, 11 Arlington Street, Boston, Massachusetts 02116, (617) 247-0700 or at www.ceres.org).

    RESOLVED: Shareholders request that the company endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.

                              SUPPORTING STATEMENT

    Recent studies show that the integration of environmental commitment into business operations provide competitive advantage and improve long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance provide us with indicators of the foresight of its management.

    Given investors' needs for credible information about a firm's environmental performance, and given the large number of companies that have already endorsed the CERES Principles and adopted its report format, endorsement of the CERES Principles is a reasonable, widely accepted step for any company wishing to demonstrate its seriousness about superior environmental performance.

    The goal of the CERES Principles is continuous improvement in corporate environmental performance, coupled with public accountability. One cannot measure improvement without having data over time. Standardizing that data enables investors to assess environmental progress within and across industries. By endorsing the CERES Principles, a company agrees to a single consistent standard for environmental reporting. An endorsing company works with CERES and other endorsing companies in setting that reporting standard.

    Your vote FOR this resolution serves the best interests of our Company and its shareholders.

    Your Directors recommend a vote AGAINST this proposal. The Company is committed at all levels of management to operating its business in an environmentally responsible manner, and has a pro-active approach of efficiently and economically integrating its environmental principles into the operations of the Company. The Company shares the proponent's concern for a healthy planet and is working toward the environmental goals the proponent espouses.

    Over the years, the Company has visibly demonstrated its commitment to achieving high standards of environmental quality and to providing a safe and healthful workplace for employees, contractors and communities. Our commitment to environmental, health & safety quality ("EH&S") is reflected at all levels of the corporation. Our EH&S principles are an integral part of our business agenda, making them fundamental to our operations and our way of doing business. The Company's management continually encourages all stakeholders to measure the Company by its results. For example, the Company reduced its 1987 level of reportable releases to the environment by over 90%, and the Company's solid waste recycling program results in several million dollars of cost savings each year. To encourage evaluation of its performance, the Company publishes its EH&S results on the Internet which assures visibility and allows opportunity for input.

    The precepts behind the CERES principles are embodied in our operational policies and procedures. The Company has demonstrated this commitment with aggressive programs to prevent pollution, reduce waste, promote recycling, and conduct environmental, health and safety audits of all operating locations, ensuring a pro-active approach which goes beyond merely complying with applicable laws and regulations. These programs have received favorable recognition from government, industry, and environmentalists. Recent examples of such recognition include the EPA National Performance Review Hammer Award for exemplary achievement under the 33/50 Program; New England Water Works Association for protection of drinking water sources; Massachusetts Association of Conservation Commission's Award for advancing the progress of collaborative watershed management; and the National Security Industrial Association's Environmental Award.

    The Massachusetts Watershed Coalition presented the Company with its 1997 Watershed Leader Award "in appreciation for corporate leadership in establishing the Massachusetts Watershed Initiative and strengthening community stewardship of watershed ecosystems." The Company continues to commit financial and human resources to this national model. The Company has established a new relationship with River Network to raise public awareness of the link between safe drinking water and watershed protection.

    The Company supports the International Leadership Council of the Nature Conservancy and assists several state Conservancy chapters. At its corporate headquarters, the Company is working with the Wildlife Habitat Council to engage employees as volunteers to develop a nature trail in honor of its former Chairmen, Charles F. Adams and Thomas L. Phillips. Other Company facilities will be working with the Council to preserve wildlife habitat on our properties.

    In the Forth Worth, Texas area, the Company is active in promoting environmental awareness and education within the local school system and was presented with the "Environmental Vision" award by the Fort Worth Clean City organization for demonstrating its commitment to advancing environmental awareness among school children.

    In 1998, the Department of Defense ("DoD") awarded the Company the DoD's prestigious "Single Process Initiative Recognition Program Award" for successful elimination of chromium and solvents in 6 different applications. The award is part of the DoD's "Acquisition Pollution Prevention Initiative", a program for promoting acquisition streamlining through contractual block change modifications. With the stroke of the pen, hundreds or thousands of contracts can be changed simultaneously, significantly reducing the time and cost to implement changes. Beyond the pollution prevention benefits and improved employee work conditions, this change generates significant cost savings.

    The Company's Ontario, Canada facility was honored by the Ontario Industry Association for exemplary safety performance -- working over 1,000,000 hours without a lost time accident.

    These are just a few examples of the Company's many EH&S efforts. More information can be found in the Company's most recent EHS Stewardship Report which is available directly from the Company or on its Internet site at www.raytheon.com

    The Company recognizes the value of communicating its environmental programs and achievements, and since 1996, has periodically distributed an EH&S Stewardship Report to stockholders and other interested parties. After comparing the scope of our report and the CERES recommendations, the Company feels that reiterating similar information in a different format is not a value-added activity. Like most large corporations, the Company is under constant pressure to streamline its operations and reduce costs, and management feels that our shareholders and the public are better served if the Company devotes its resources towards the integration of our EH&S principles into our processes, products and services.

    The Company is fully committed to sound environmental performance and agrees that responsible implementation increases long-term shareholder value. Many organizations, including government agencies, trade associations, and privately and publicly funded groups advance the same ultimate goal, but each with its own focus or set of priorities to which they would ask us to adhere. Your Directors believe the Company will best benefit society by staying focused on its demonstrated course of environmental performance improvement, rather than trying to keep up with and accommodate the ever-changing agendas of these various groups. In the highly competitive environment in which the Company operates, it prefers to focus its resources on substantive performance rather than generating additional reports. Accordingly, your Directors do not think it is in the Company's interest to conform to the particular set of principles and reporting format advocated by the proponents.

    The Board of Directors recommends that Stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders otherwise specify in their proxies.

                          STOCKHOLDER PROPOSAL NUMBER 2

    Management has been advised that a group of stockholders whose names, addresses and number of shares owned will be furnished by the Company promptly upon receipt of any request therefor, intends to present the following proposal at the Meeting:

                       FOREIGN MILITARY SALES -- RAYTHEON

    WHEREAS in fiscal year 1997, the United States supplied $8.4 billion worth of weapons in actual delivery of arms sales abroad.

    WHEREAS the last three times the U.S. sent troops into combat in significant numbers (Panama, Iraq, and Somalia), they faced adversaries that received U.S. weapons or military technology in the period leading to the conflict.

    WHEREAS U.S. weapons supplied to anti-Communist rebels in Angola and Afghanistan under the Reagan Doctrine have been used in devastating civil wars; in the Afghan case, U.S.-supplied Stinger missiles turned up on the international black market as prized items sought by all manner of rebel groups and terrorist organizations ("Sales of the Century," Commonweal, William D. Hartung, 5/20/94). "U.S. Weapons at War: United States Arms Deliveries to Regions of Conflict" (World Policy Institute, 1995) shows that the U.S. was a major arms supplier in one-third of the 50 ethnic and territorial conflicts currently raging. The study says that some 45 parties involved in the conflicts purchased over $42 billion in U.S. arms sales in the last ten years.

    WHEREAS our company ranked third among Department of Defense-leading corporations with contracts in excess of $6.4 billion, including $1.2 billion in foreign military sales.

    RESOLVED that shareholders request the Board of Directors to provide a comprehensive report on Raytheon's foreign military sales. The report, prepared at reasonable cost, should be available to all shareholders by December 1999, and may omit classified and proprietary information.

                              SUPPORTING STATEMENT

    Global security is security of people. The cold-war notion of using arms sales to maintain balances of power or to support allies has been discredited by 1990s experience, when alliances, governments, and boundaries in large parts of the world are in flux.

    We are disturbed by the industry's claims and lobbying efforts asserting that the only way to keep jobs is to promote foreign military sales. We believe such statements are inconsistent with co-production agreements and transfers of technology to foreign companies. Offset arrangements on major sales often give business to overseas suppliers. Such contracts with foreign companies/governments have harsh repercussions on U.S. workers during this time of accelerated downsizing of our workforce.

    Therefore, it is reasonable for shareholders to ask:

    1. Criteria used to promote foreign military sales;

    2. Procedures used to negotiate sales, directly with foreign governments or through the U.S. government. For example, what determines which weapons are direct commercial arms sales and what must be negotiated through the Pentagon? What percentage is commercial military sales and what is foreign military sales?

    3. Categories of military equipment exported for the past three years, with as much statistical information as is permissible; contracts for servicing/maintaining equipment; offset agreements; and licensing and/or co-production with foreign governments.

    4. Analysis of legislation establishing a code for U.S. arms transfers (e.g., no sales to governments that violate human rights of their own citizens, engage in aggression against neighbors, come to power through undemocratic means or ignore international arms-control agreements.

    Your Directors recommend a vote AGAINST this proposal. The Company has historically been, and intends to remain, a major defense contractor. For decades, a consistent component of the strategic vision of the Company has been to be among the top tier of defense contractors, and a substantial portion of the earnings of the Company is derived from the manufacture and supply of defense products.

    As a supplier of weapons and intelligence systems to the United States Government, the Company supports the foreign policy of the Government and the security of its citizens. The Government has determined as a matter of foreign policy that it is in the national interest to support friendly and allied nations by providing for the sale of military equipment to those nations. The Government has also determined as a matter of foreign policy that it is contrary to the national interest to permit or encourage the sale of military equipment to hostile or belligerent nations. The Company fully supports these policies.

    In order to prevent the sale of military equipment to hostile or belligerent nations, the United States Government has adopted and enforces a wide variety of export restrictions that prohibit such sales. The Company fully supports and observes all such restrictions on the sale of military equipment.

    The Company serves the national interest by manufacturing and selling weapons and intelligence systems in accordance with the policies, laws and regulations of the United States Government. It is in the best interest of the Company and its shareholders that the Company continue this role.

    The proponents' proposal that the Company provide a report on foreign military sales is unnecessary, as information on foreign sales is provided in the Company's Annual Report on Form 10-K and in the Company's Annual Report to Shareholders. Preparing an additional report to shareholders containing information as suggested in the proponents' supporting statement would put the Company to unwarranted expense and possibly lead to the divulgence of proprietary and sensitive business information, disclosure of which would not be in the best interest of the Company and its shareholders. Making sensitive foreign marketing data available to the public would put the Company at a distinct competitive disadvantage. This matter should be left to the regulatory framework established by the United States Government.

    The Board of Directors recommends that Stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders otherwise specify in their proxies.

                          STOCKHOLDER PROPOSAL NUMBER 3

    Management has been advised that John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, and owner of 50 Class B Shares and 3 Class A Shares, intends to submit the following proposal at the Meeting.

                  ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR

    RESOLVED:

ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR WITH A 70% MAJORITY OF INDEPENDENT DIRECTORS.

    Raytheon shareholders request the Board of Directors take all necessary steps to enact this resolution today. This includes that less frequent than annual election of the entire board can be enacted only by a majority of shareholder votes, on a separate-issue basis. This resolution will not affect the unexpired terms of directors elected to the board at or before the 1999 annual meeting.

WHY ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR?

    To make Raytheon more competitive at the highest corporate level.

    Competitiveness at the highest level will have the greatest impact to improve Raytheon's dismal performance:

    According to Raytheon, consolidation savings are supposed to rise sharply in the 3rd and 4th quarters -- from virtually zero in the first half of 1998.

                  Aviation Week                     Oct. 5, 1998

    Raytheon will not meet Wall Street expectations for 3rd quarter earnings -- expands layoffs. Raytheon spent $13 billion to buy Hughes Electronics and Texas Instruments. Has been trying to squeeze costs from the combined operation ever since.

                  New York Times                    Oct. 8, 1998

    We've reduced our Raytheon earnings estimates for both 1998 and 1999.

                  Value Line                        Oct. 2, 1998

    E-System was never really assimilated into Raytheon even though it was bought 3 years ago.

                  Aviation Week                     June 22, 1998

    Considerable skepticism surrounds Raytheon projections about how much it will save from the integration of the Hughes and TI businesses.

                  Aviation Week                     Oct. 5, 1998

    Raytheon adopts new poison pill (until 2007) without shareholder vote -- despite a commitment to shareholders not to do so.

     Investor Responsibility Research Center,       Feb. 13, 1998
          Washington, DC

    Raytheon paid CEO Mr. Picard a whopping $14-million for 1997. But much work remains to consolidate Hughes and TI.

                  Boston Globe                      April 1998

Annual election of directors will encourage an independent and competitive Raytheon board for effective oversight of management.

                   LACK OF INDEPENDENCE AND COMPETITIVENESS --
                         ANALYSIS OF RAYTHEON DIRECTORS

   Director                 Lack of Independence Issues

C. Mansfeld       12-year term(a)                        On 1 Key Committee(c)
Dorfman                                4 board seats(b)  On 1 Key Committee(c)
Deutch                                11 board seats(b)
Everhart                               6 board seats(b)  On 1 Key Committee(c)
Hauptfuhrer       12-year term(a)      8 board seats(b)  On 1 Key Committee(c)
Hill              25-year term(a)                        On 2 Key Committees(c)
Land              2l-year term(a)                        On 2 Key Committees(c)
Meirelles                              5 board seats(b)
Phillips          37-year term(a)      5 board seats(b)  On 1 Key Committee(c)
Rudman            Legal services(d)    5 board seats(b)  On 2 Key Committees(c)

(a) CalPERS has argued that board members who stay on for a decade or more should no longer be considered independent.

                  Business Week                     Sept. 15, 1997

(b) The more boards a director sits on, the less effective he'll probably be.

                  Business Week                     Nov. 25, 1996

(c) Institutional Shareholder Services (www.cda.com/iss) said it recommends that all the key board committees have only independent outside directors.

(d) Receives extra Raytheon paycheck for legal services.

         The best boards continue to raise the bar, said Business Week:

                Place the entire board up for election every year

                                    YES ON 3

    Your Directors recommend a vote AGAINST this proposal. Currently the Board is divided into three classes, with each class standing for election each year. We believe that our current Board consists of individuals with a broad diversity of experience and knowledge which are invaluable in considering issues important to the Company. Often, however, this experience must be coupled with an in-depth understanding of our business, future plans and strategic options, which may take time to acquire. Accordingly, the Board of Directors believes that it is in the Company's best interest to maintain a minimum level of experience and continuity in the Board of Directors. The Board's current structure is specifically tailored to ensure that after any election a minimum of two-thirds of the Board will have had at least one year of experience as directors of the Company.

    The Board disagrees with the proponent's contention that our Board is not currently independent. In certain cases, qualifications of a potential Board member may allow that individual to be deemed independent under some standards but not so under others. However, based on our review of the standards espoused by the California Public Employees' Retirement System ("CalPERS") and Teachers Insurance and Annuity Association-College Retirement Equities Fund ("TIAA-CREF"), 70% of the Board is considered independent, satisfying the threshold proposed by the proponent. Nominees to our Board are chosen based on the mix of director characteristics and skills that is most appropriate for the Company, including diversity of knowledge, experience, gender and race. We believe that the Board of Directors should continue to be allowed to take into account such factors as it deems necessary to nominate directors it believes are capable of fulfilling the duties of the office.

    Through various quotations taken out of context, the proponent alleges that the Company's recent performance justifies elimination of our classified board structure. Following are examples of some of the real successes, not mentioned by the proponent, which the Company has enjoyed during the last year.

    * Immediately after the merger with Hughes Defense, the Company began to consolidate its legacy defense organizations, including Raytheon E-Systems, into one defense electronics business, Raytheon Systems Company ("RSC"). RSC was organized into five segments along product lines to best serve its customers and markets. This decision to consolidate immediately and in this fashion was unique in the industry. During 1998, RSC generated retained cost savings of approximately $440 million, meeting its ambitious cost savings goals, and achieved a win rate of 74%. As a result of the aggressive consolidation efforts, RSC is today one of the most competitive defense electronics companies in the world.

    * Raytheon Aircraft, the standard-setter in general aviation, had another record year in 1998. Sales increased 8% to $2.6 billion and operating income increased 23% to $257 million. Raytheon Aircraft continues to move forward with two new composite fuselage business jets and the most important new military training aircraft of the era.

    * Raytheon Engineers & Constructors ("RE&C") started 1998 by significantly consolidating its operations. During the summer, RE&C reassessed its entire structure and operations and later announced a turnaround plan and new strategic direction. For the fourth quarter of 1998, RE&C surpassed its cash flow projections. RE&C has strengthened its management team and is undertaking changes to reestablish customer focus and implement new productivity measures.

    * During 1998 the Company generated significant cash flow from operations, divestitures and asset sales. Net debt at the end of 1998 was $8.6 billion. That is down $1.2 billion from the end of 1997. Net debt as a percentage of total capital was 44.1% at December 31, 1998 compared to 48.4% at December 31, 1997.

    * As shown on the Performance Graph appearing on page 21, the Company significantly outperformed its peers in the S&P Aerospace/Defense Index over the past year.

     We wish to [set] the record straight with respect to two quotes contained in the proposal. The current shareholder rights plan was adopted in connection with the Company's merger with Hughes Defense. The existence of the plan, including a detailed description of the plan's terms and conditions and its mechanics, was fully disclosed in the Consent Solicitation Statement distributed to all shareholders as part of the process to approve the merger. Although there was no separate approval of the plan, the plan was part and parcel of the merger with Hughes Defense that was overwhelmingly approved by shareholders. With respect to Mr. Picard's 1997 compensation, he did not receive the amount referenced by the proponent in his proposal. Over 60% of the sum referenced was for Mr. Picard's 1997 restricted unit award. The award vests over a period of three years; one-third in December 1997; one-third in 1998; and one-third upon his retirement. Mr. Picard was not therefore entitled to and did not receive the entire value of the award in 1997. In fact, Mr. Picard deferred his 1997 and 1998 portions until after his retirement. The award was in replacement of a restricted stock award, the final portion of which had vested, and was put in place to induce Mr. Picard to delay his scheduled retirement and ensure his availability to the Company.

    Our classified Board structure provides the additional benefit of reducing the likelihood of a sudden, unsolicited and possibly disadvantageous takeover of the Company without prior discussions with the Board. If hostile acquiror cannot circumvent negotiations with the Board, the Board has the ability to evaluate potential takeover offers, seek alternatives to unacceptable proposals and negotiate to achieve the best possible outcome for shareholders. While the classified Board does not preclude a successful takeover offer, the Board of Directors believes that it enhances the Board's ability to negotiate favorable terms and thereby provide shareholders with the best value in the event that shareholders decide such a takeover is beneficial.

    In addition, adoption of this proposal would not automatically result in the elimination of the classified Board. Further action by shareholders would be required to amend the By-Laws and the Certificate of Incorporation. In order to amend these documents, a majority vote of the outstanding Class A Shares and the Class B Shares would be required. In addition, under Delaware law, the Certificate of Incorporation can only be amended following a recommendation of the Board of Directors prior to submission to shareholders. While the Board, consistent with its fiduciary duties, would consider such an amendment, for the foregoing reasons the Board does not currently believe that such an amendment would be in the best interest of the Company or its shareholders.

    Finally, in connection with the merger with Hughes Defense, the Company agreed to be bound by certain restrictive covenants, including limitations on its ability to amend its Certificate of Incorporation. Unless the Company obtains the prior consent of General Motors Corporation ("GM"), any amendment to "declassify" the Board of Directors would constitute a breach of the Company's obligations to GM. The Company has not discussed this matter with GM and cannot at this time speculate whether or not GM would, if requested, consent to such an amendment.

    The Board of Directors recommends that Stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders otherwise specify in their proxies.

                            BUSINESS TO BE TRANSACTED

    At the date of this statement, management did not know of any business to be brought before the Annual Meeting other than the matters described in this Proxy Statement. In the event that any other matters properly shall come before the meeting that are not specifically set forth on the proxy cards and in this statement, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters.

    The Annual Report of the Company for the fiscal year ended December 31, 1998, which is not a part of this Proxy Statement and is not proxy soliciting material, is enclosed.

                                       By Order of the Board of Directors,

                                       /s/ Thomas D. Hyde
                                           Thomas D. Hyde
                                           Secretary

Lexington, Massachusetts
March 30, 1999

                                       41
PROXY CARD - CLASS A

RAYTHEON                 Annual Meeting of Shareholders     1999 ANNUAL MEETING
                         Wednesday, April 28, 1999          ADMISSION TICKET
                         2:00 p.m. Local Time (Doors Open
                            at 1:00 p.m.)
c/o Proxy Services       Raytheon Systems Company
P.O. Box 8040            1151 E. Hermans Road
Boston, MA 02266-8040    Tucson, Arizona
                         (Map on reverse)

Please present this ticket for admittance of shareholder(s) named above. Admittance will be based upon availability of seating.
-------------------------------------------------------------------------------
                         VOTE BY TELEPHONE OR INTERNET

Your telephone or Internet vote allows you to vote your shares in the same manner as if you marked, signed, and returned your proxy card. For telephone or Internet voting, you will need to enter the 14-digit Control Number located in the lower left of this form.

VOTE BY PHONE:  CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-877-779-8683 OR
                COLLECT ON A TOUCH-TONE TELEPHONE 1-201-536-8073 ANYTIME BEFORE 3:00 P.M. EASTERN TIME ON TUESDAY APRIL 27, 1999.

     Option A:  To vote as the Board of Directors recommends on ALL Items, press  1.

     Option B:  If you choose to vote on each item separately, press 0.  You will hear these instructions:

                Item 1: To vote FOR ALL nominees, press 1.   To WITHHOLD FOR ALL
                        nominees, press 9.

                        To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the Instructions.

                Nominees: (01) Daniel P. Burnham, (02) John H. Galvin, and
                          (03) Alfred M. Zeien

                Items 2, 3 & 4: To vote FOR, press 1; AGAINST, press 9;
                                ABSTAIN, press 0.

          When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET:  THE WEB ADDRESS IS http://www.eproxyvote.com/rtna

THANK YOU FOR VOTING             RAYTHEON CLASS A       DETACH CARD IF MAILING
-------------------------------------------------------------------------------

/ X / Please mark votes as in this example.

     The Board of Directors recommends a vote FOR Item 1.
---------------------------------------------------------
Item 1 - Election of Directors.
     To elect three directors of the class whose term of
     office expires in 2002 to serve for a term of three     FOR     WITHHOLD
     years.                                                 /  /      /  /

     Nominees: (01) Daniel P. Burnham, (02) John R, Galvin, and
               (03) Alfred M. Zeien
--------------
For all nominees except as written above.
--------------
     The Board of Directors recommends a vote AGAINST Items 2, 3 and 4.

                                                  FOR     AGAINST     ABSTAIN
Item 2 - Stockholder Proposal:
     Endoresement of the CERES Principles         /  /      /  /       /  /

Item 3 - Stockholder Proposal:
     Foreign Military Sales                       /  /      /  /       /  /

Item 4 - Stockholder Proposal:
     Annual Election of Directors                 /  /      /  /       /  /
--------------
Please check any of the following that apply:

     I plan to attend the Annual Meeting.                              /  /

     Please discontinue duplicate Annual
     Report mailings.                                                   /  /

     Please note my change of address on the
     back of this card.                                                 /  /

Signature---------------------------------        Date------------------, 1999

Signature---------------------------------        Date------------------, 1999

-------------------------------------------------------------------------------

CLASS A                            RAYTHEON COMPANY
                                   LEXINGTON, MA 02421

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Daniel P. Burnham, Peter R. D'Angelo, and Thomas
D. Hyde, or any of them, with full power of substitution, as proxies to vote all shares of Raytheon Company Class A stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Raytheon Company to be held at Raytheon Systems Company, 1151 E. Hermans Rd., Tucson, Arizona, at 2:00 P.M. Local Time, Wednesday, April 28, 1999. This proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournments thereof. This proxy also provides voting instructions for shares held in the Dividend Reinvestment Plan and various employee savings plans described in the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1 and AGAINST Items 2, 3 and 4.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN.

Please sign this proxy card exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?
(If yes, please include Social Security No.)

--------------------------------------------
--------------------------------------------
--------------------------------------------
--------------------------------------------

                                       44
CLASS B

RAYTHEON                 Annual Meeting of Shareholders     1999 ANNUAL MEETING
                         Wednesday, April 28, 1999          ADMISSION TICKET
                         2:00 p.m. Local Time (Doors Open
                            at 1:00 p.m.)
c/o Proxy Services       Raytheon Systems Company
P.O. Box 8040            1151 E. Hermans Road
Boston, MA 02266-8040    Tucson, Arizona
                         (Map on reverse)

Please present this ticket for admittance of shareholder(s) named above. Admittance will be based upon availability of seating.
-------------------------------------------------------------------------------
                         VOTE BY TELEPHONE OR INTERNET

Your telephone or Internet vote allows you to vote your shares in the same manner as if you marked, signed, and returned your proxy card. For telephone or Internet voting, you will need to enter the 14-digit Control Number located in the lower left of this form.

VOTE BY PHONE:  CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-877-779-8683 OR
                COLLECT ON A TOUCH-TONE TELEPHONE 1-201-536-8073 ANYTIME BEFORE 3:00 P.M. EASTERN TIME ON TUESDAY APRIL 27, 1999.

     Option A:  To vote as the Board of Directors recommends on ALL Items, press  1.

     Option B:  If you choose to vote on each item separately, press 0.  You will hear these instructions:

                Item 1: To vote FOR ALL nominees, press 1.  To WITHHOLD FOR ALL nominees, press 9.

                        To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the Instructions.

                Nominees: (01) Daniel P. Burnham, (02) John H. Galvin, and
                          (03) Alfred M. Zeien

                Items 2, 3 & 4: To vote FOR, press 1; AGAINST, press 9;
                                ABSTAIN, press 0.

          When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET:  THE WEB ADDRESS IS http://www.eproxyvote.com/rtna

THANK YOU FOR VOTING             RAYTHEON CLASS B       DETACH CARD IF MAILING
-------------------------------------------------------------------------------

/ X / Please mark votes as in this example.

     The Board of Directors recommends a vote FOR Item 1.
---------------------------------------------------------
Item 1 - Election of Directors.
     To elect three directors of the class whose term of
     office expires in 2002 to serve for a term of three     FOR     WITHHOLD
     years.                                                 /  /      /  /

     Nominees: (01) Daniel P. Burnham, (02) John R, Galvin, and
               (03) Alfred M. Zeien
--------------
For all nominees except as written above.
--------------
     The Board of Directors recommends a vote AGAINST Items 2, 3 and 4.

                                                  FOR     AGAINST     ABSTAIN
Item 2 - Stockholder Proposal:
     Endoresement of the CERES Principles         /  /      /  /       /  /

Item 3 - Stockholder Proposal:
     Foreign Military Sales                       /  /      /  /       /  /

Item 4 - Stockholder Proposal:
     Annual Election of Directors                 /  /      /  /       /  /
--------------
Please check any of the following that apply:

     I plan to attend the Annual Meeting.                              /  /

     Please discontinue duplicate Annual
     Report mailings.                                                   /  /

     Please note my change of address on the
     back of this card.                                                 /  /

Signature---------------------------------        Date------------------, 1999

Signature---------------------------------        Date------------------, 1999

-------------------------------------------------------------------------------

CLASS B                            RAYTHEON COMPANY
                                   LEXINGTON, MA 02421

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Daniel P. Burnham, Peter R. D'Angelo, and Thomas
D. Hyde, or any of them, with full power of substitution, as proxies to vote all shares of Raytheon Company Class B stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Raytheon Company to be held at Raytheon Systems Company, 1151 E. Hermans Rd., Tucson, Arizona, at 2:00 P.M. Local Time, Wednesday, April 28, 1999. This proxy authorizes each of them to vote at his discretion on any other matter that may properly come before the Meeting or any adjournments thereof. This proxy also provides voting instructions for shares held in the Dividend Reinvestment Plan and various employee savings plans described in the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1and AGAINST Items 2, 3 and 4.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN.

Please sign this proxy card exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?
(If yes, please include Social Security No.)

--------------------------------------------
--------------------------------------------
--------------------------------------------
--------------------------------------------